Exhibit T3A.7

Jersey Financial
Services Commission

Companies Registry

COMPANIES (JERSEY) LAW 1991, as amended

CERTIFICATE OF INCORPORATION OF A LIMITED COMPANY

Registered Number 119696

I HEREBY CERTIFY THAT

CONCORDIA FINANCING (JERSEY) LIMITED

is this day incorporated as a private company under the Companies (Jersey) Law 1991

Dated this 09 October 2015

For and on behalf of the Registrar

REGISTRAR OF COMPANIES
JERSEY CHANNEL ISLANDS

Authentication ID
1c348609-b746-49da-82b5-72924cab8e69